UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012

The Hillman Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13293	23-2874736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10590 Hamilton Avenue

Cincinnati, Ohio 45231

(Address of principal executive offices)

Registrant’s telephone number, including area code: 513-851-4900

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 17, 2012, The Hillman Companies, Inc. (“Hillman”) and H. Paulin & Co., Limited (“Paulin”) entered into a definitive agreement (the “Arrangement Agreement”), the terms of which are described below, which provides for the acquisition by Hillman, pursuant to a plan of arrangement (the “Arrangement”), of all the issued and outstanding Class A common shares (the “Shares”) of Paulin for CAD$27.60 per share (the “Consideration”). The purchase price represents a total enterprise value of approximately CAD$103 million.

The Consideration represents a premium of approximately 116% to the 20-day volume weighted average price of the Shares on the Toronto Stock Exchange (“TSX”) as of December 17, 2012. The closing price of the Shares on the TSX on December 17, 2012 was CAD$13.20.

Upon closing, Richard Paulin, President of Paulin will continue as President of H. Paulin, a division of Hillman Canada. Mr. Paulin will work with the existing management teams of Paulin and Hillman to integrate the combined Canadian operations.

The Arrangement is expected to close in the first quarter of 2013. Consummation of the Arrangement is subject to certain customary closing conditions, including, among others, the receipt of regulatory approvals (including the Commissioner of Competition in Canada and court approval) and approval of the “majority of the minority” of shareholders. Paulin’s controlling shareholders have agreed to support the Arrangement.

The parties to the Arrangement Agreement have made customary representations and warranties, and covenants. The representations, warranties and covenants set forth in the Arrangement Agreement have been made only for the purposes of such agreement and were solely for the benefit of the parties to the Arrangement Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures, may have been made for the purposes of allocating contractual risk between the parties to the Arrangement Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Arrangement Agreement is included with this filing only to provide investors with information regarding the terms of the Arrangement Agreement, and not to provide investors with any other factual information regarding the parties or their respective businesses, and should be read in conjunction with the disclosures in Hillman’s periodic reports and other filings with the Securities and Exchange Commission.

A copy of the Arrangement Agreement is attached as Exhibit 2.1 hereto and is incorporated into this Item 1.01 by reference. The foregoing description of the Arrangement Agreement does not purport to be complete and is qualified in its entirety by reference to the Arrangement Agreement.

Item 8.01.	Other Events.

Proposed Acquisition of H. Paulin & Co. Limited

A press release relating to the Arrangement was issued by Hillman on December 18, 2012, a copy of which is furnished as Exhibit 99.1 hereto.

Offering of 10.875% Senior Notes due 2018

On December 18, 2012, Hillman issued a press release announcing that The Hillman Group, Inc. (“Hillman Group”), its wholly-owned subsidiary, has commenced an offering of $60 million aggregate principal amount of 10.875% Senior Notes due 2018. A press release relating to the offering is furnished as Exhibit 99.2 hereto.

Pricing of 10.875% Senior Notes due 2018

On December 18, 2012, Hillman issued a press release announcing that Hillman Group has priced its offering of $65 million aggregate principal amount of 10.875% Senior Notes due 2018. A press release relating to the offering is furnished as Exhibit 99.3 hereto.

The information under Item 8.01 of this Form 8-K and the press releases exhibited thereto are being furnished under Item 8.01. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any of Hillman’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

2.1	Arrangement Agreement, dated December 17, 2012, between The Hillman Companies, Inc. and H. Paulin & Co., Limited.

99.1	Press Release dated December 18, 2012.

99.2	Press Release dated December 18, 2012.

99.3	Press Release dated December 18, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE HILLMAN COMPANIES, INC.
(Registrant)

Date: December 19, 2012	By:	/s/ Anthony A. Vasconcellos
	Name:	Anthony A. Vasconcellos
	Title:	Chief Financial Officer

Exhibit Number	Description of Exhibit

2.1	Arrangement Agreement, dated December 17, 2012, between The Hillman Companies, Inc. and H. Paulin & Co., Limited.

99.1	Press Release dated December 18, 2012.

99.2	Press Release dated December 18, 2012.

99.3	Press Release dated December 18, 2012.

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